UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2026

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41627	92-0318813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Pennsylvania Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	MSGE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Philip D’Ambrosio

On March 24, 2026, Madison Square Garden Entertainment Corp. (the “Company”) entered into an employment agreement with Philip D’Ambrosio, the Company’s Executive Vice President and Treasurer, effective as of April 1, 2026 (the “Employment Agreement”) in connection with the expiration of the prior employment agreement with Mr. D’Ambrosio.

The Employment Agreement provides for an annual base salary of not less than $750,000. Mr. D’Ambrosio will be eligible to participate in the Company’s annual bonus program with an annual target bonus equal to not less than 100% of annual base salary. He will be eligible, subject to his continued employment by the Company, to participate in such long-term incentive programs that are made available in the future to similarly situated executives of the Company. It is expected that Mr. D’Ambrosio will receive one or more annual long-term awards with an aggregate target value of not less than $1,400,000. Mr. D’Ambrosio will be eligible to participate in the Company’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to March 31, 2029 (the “Scheduled Expiration Date”), Mr. D’Ambrosio’s employment with the Company is terminated (i) by the Company other than for “cause” (as defined in the Employment Agreement), or (ii) by Mr. D’Ambrosio for “good reason” (as defined in the Employment Agreement) and so long as cause does not then exist, then, subject to Mr. D’Ambrosio’s execution of a separation agreement with the Company, the Company will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Company, but in no event less than the sum of Mr. D’Ambrosio’s annual base salary and annual target bonus; and (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred. If Mr. D’Ambrosio’s employment is terminated due to his death or “disability” (as defined in the Employment Agreement) prior to the Scheduled Expiration Date, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clause (b) above. If, after the Scheduled Expiration Date, Mr. D’Ambrosio’s employment is terminated by the Company other than for cause, by Mr. D’Ambrosio for good reason or due to his death or disability, and at such time cause does not exist, then, subject to execution of a separation agreement, he or his estate or beneficiary will be provided with the benefits and rights set forth in clause (b) above.

If Mr. D’Ambrosio’s employment is terminated by Mr. D’Ambrosio on or prior to the Scheduled Expiration Date for any reason on at least 90 days’ prior written notice, and at such time cause does not exist, then, subject to execution of a separation agreement, (i) each of Mr. D’Ambrosio’s outstanding long-term cash awards will immediately vest in full and will be payable to Mr. D’Ambrosio to the same extent that other similarly situated active executives receive payment; (ii) all of the time-based restrictions on each of Mr. D’Ambrosio’s outstanding unvested restricted stock or restricted stock units (including restricted stock units subject to performance criteria) will immediately be eliminated and will be payable or deliverable to Mr. D’Ambrosio subject to satisfaction of any applicable performance criteria; and (iii) each of Mr. D’Ambrosio’s outstanding stock options and stock appreciation awards, if any, will immediately vest.

The Employment Agreement contains certain covenants by Mr. D’Ambrosio, including a noncompetition agreement that restricts Mr. D’Ambrosio’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Company on or prior to the Scheduled Expiration Date.

The description above is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated as of March 24, 2026, between Madison Square Garden Entertainment Corp. and Philip D’Ambrosio.†

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	This exhibit is a management contract or a compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2026	MADISON SQUARE GARDEN ENTERTAINMENT CORP.

	By:	/s/ Mark C. Cresitello
	Name:	Mark C. Cresitello
	Title:	Senior Vice President, Deputy General Counsel and Secretary